Exhibit 5.3

Studio Legale

Via delle Quattro Fontane 20, 00184 Roma

Telefono: (39) 06478751

Telefax: (39) 064871101

Roma 00184, Via delle Quattro Fontane, 20

Milano 20121, Piazza Belgioioso, 2

Padova 35121, Piazza Eremitani, 18

Bologna 40123, Via Massimo d’Azeglio, 57

Napoli 80121, Riviera di Chiaia, 276

London EC2R 7AS, 6-8 Tokenhouse Yard

New York N.Y. 10105, 1270 Avenue of the Americas 23rd Floor

Rome, 17 June 2005

Telecom Italia S.p.A.

Piazza degli Affari 2

20123 Milan

Italy

Attn.: Francesca Petralia

Dear Sirs,

Offer to exchange all outstanding Telecom Italia Capital Société Anonyme (the “Issuer”) 4% Guaranteed Senior Global Notes due 2010, 4.95% Guaranteed Senior Global Notes due 2014 and 6% Guaranteed Senior Global Notes due 2034 (collectively, the “Initial Notes”) for Registered 4% Guaranteed Senior Notes Due 2010, Registered 4.95% Guaranteed Senior Notes Due 2013, and Registered 6% Guaranteed Senior Notes Due 2034 issued by the Issuer (collectively, the “Exchange Notes”), all fully and unconditionally guaranteed by Telecom Italia S.p.A. (the “Guarantor”).

Introduction

1.1	We have acted as Italian legal advisers to the Guarantor in connection with the issuance of the Guarantee (as defined below) by the Guarantor for the obligations undertaken by the Issuer in relation to the issue of the Exchange Notes.

1.2	In such capacity, we have examined copies of the documents necessary for the purpose of giving this opinion (the “Documents”), set out in the schedule to this opinion attached hereto (the “Schedule”).

1.3	References in this opinion to:

1.3.1	the “Specified Transactions” are to the execution and delivery by the Guarantor of the Transaction Documents in connection with the issue of the Exchange Notes and the performance by the Guarantor of its obligations thereunder;

1.3.2	the “Transaction Documents” are to each of:

1.3.2.1	the Indenture as defined in the Schedule;

1.3.2.2	the First Supplemental Indenture as defined in the Schedule;

and

1.3.3	the “Guarantee” means the guarantee, endorsed on the Exchange Notes in the form included in Exhibits 4.5, 4.6 and 4.7 to the exchange offer registration statement (the “Form F-4 Registration Statement”).

Assumptions

2.1	In giving this opinion, we have assumed that:

2.1.1	all documents submitted to us as copy or specimen documents are conformed to their originals;

2.1.2	all relevant documents have been validly authorised, executed and delivered by all of the parties thereto other than the Guarantor;

2.1.3	the signatures on the originals of all documents submitted to us are genuine;

2.1.4	all warranties and representations of the Guarantor contained in each of the Transaction Documents (disregarding warranties and representations as to matters of Italian law explicitly being opined on herein) were true and accurate when made and will remain true and accurate with regard to the facts stated therein;

2.1.5	all opinions and intentions expressed in the Form F-4 Registration Statement are honestly held and all statements contained therein (other than statements regarding the laws of Italy) were true and accurate when made and remain true and accurate;

2.1.6	a warranty by the Guarantor that it is not aware, or has no notice, of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.1.7	each company which is a party to the Transaction Documents (other than the Guarantor) is duly incorporated and validly existing under the laws of the relevant jurisdiction and is fully qualified and empowered to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

2.1.8	each of the Transaction Documents has been duly executed and delivered and the obligations set out therein by the respective parties thereto do not violate, contravene, conflict with, or result in any breach of, the laws (including the applicable public policy requirements) of any jurisdiction other than Italy;

2.1.9	the obligations of each party to the Transaction Documents (other than the Guarantor) are valid obligations, binding on it under the applicable laws (other than Italian law) and enforceable in the applicable jurisdictions (other than the jurisdiction of the Italian courts);

2.1.10	the irrevocable submission of the Guarantor to the non-exclusive jurisdiction of a New York court and the waiver by the Guarantor of any objection to the venue of a New York court are legal, valid and binding on it under the laws applicable to the Transaction Documents (other than Italian law);

2.1.11	there has not been any amendment to the By-laws of the Guarantor referred to in the Schedule;

2.1.12	the content of the certificate issued by the Register of Enterprises at the Chamber of Commerce of Milan and dated June 13, 2005, referred to in the Schedule, is true and correct as of the date hereof;

2.1.13	the resolutions of the Board of Directors of the Guarantor referred to in the Schedule were duly passed and have not been revoked, superseded or amended, in full or in part, and are still in force as of the date hereof;

2.1.14	no offer whatsoever of the Exchange Notes will take place in the Republic of Italy;

2.1.15	there is an absence of fraud and the presence of good faith on the part of all the parties to the Transaction Documents and their respective officers, employees, agents and advisers;

2.1.16	there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us, notwithstanding our reasonable inquiry.

2.2	We express no opinion as to any laws other than the laws of Italy and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than Italy. In particular, we have made no independent investigation of the laws of the State of New York and of the Grand Duchy of Luxembourg as a basis for the opinion stated herein and do not express or imply any opinion on such laws.

Opinion

3.1	Based upon and subject to the above, we are of the opinion that:

3.1.1	The Guarantor is a company duly incorporated and validly existing under the laws of the Republic of Italy as a joint stock company (Società per Azioni, or, in abbreviated form, S.p.A.) and is capable of suing and being sued in its own name under the laws of the Republic of Italy.

3.1.2	The Guarantor has the necessary corporate power to enter into the Transaction Documents, to issue the Guarantee and to perform its obligations thereunder.

3.1.3	Each of the Transaction Documents and the Guarantee has been duly authorised by the Guarantor, and each of the Transaction Documents has been duly executed and delivered by the Guarantor.

3.1.4	Subject to paragraph 3.1.7 below, each of the Transaction Documents is, and the Guarantee will be, upon execution and delivery by the Guarantor, legal, valid and binding obligations of the Guarantor enforceable against the Guarantor.

3.1.5	No consent, authorization, approval or order of or filing with any governmental or regulatory commission, board, authority or agency of the Republic of Italy or any subdivision thereof is required to be obtained or made by the Guarantor in connection with the execution, delivery and performance by the Guarantor of the Transaction Documents.

3.1.6	Subject to paragraph 3.1.7 below, the execution, delivery and performance of the Transaction Documents by the Guarantor do not, and the execution, delivery and performance of the Guarantee and consummation by the Guarantor of the transactions contemplated thereby will not (i) result in a violation of the Articles of Association, or the By-laws of the Guarantor referred to in the Schedule, or (ii) result in a violation of any statute, order, rule or law having the force of law in the Republic of Italy.

3.1.7	The choice of New York law to govern each of the Transaction Documents and the Guarantee will be recognized by the courts of the Republic of Italy, provided that, when applying the law of the State of New York as the governing law of any of the Transaction Documents, an Italian court:

-	may refuse to apply the law of the State of New York if its application is manifestly incompatible with the public policy of Italy (“ordine pubblico”) or if submission to a foreign law is deemed to have been made with the aim of avoiding mandatory provisions of Italian law;

-	will apply Italian law in a situation where it is mandatory irrespective of the law otherwise applicable to the Transaction Documents; and

-	shall have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

3.1.8	The irrevocable submission of the Guarantor to the non-exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, The City of New York, New York (each a “New York Court”), and the waiver by the Guarantor of any objection to the venue of a New York Court and the agreement of the Guarantor that the Transaction Documents and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York are legal, valid and binding pursuant to the Italian Law, it being understood that:

-	any waiver of Italian jurisdiction must comply with Article 4 of Law no. 218 of May 31, 1995 (the “Law 218/1995”);

-	the existence of a non-exclusive jurisdiction clause in the Transaction Documents does not prevent the parties thereto from bringing a legal action before the Italian courts, if the relevant jurisdiction exists under applicable provisions of Italian law.

3.1.9	Any final judgement duly obtained in a New York Court arising out of or in relation to the obligations of the Guarantor under the Transaction Documents and the Guarantee which is enforceable in that country in respect of the terms, conditions, rights or obligations of the Guarantor contained in the Transaction Documents, would be recognised and enforced by the courts in the Republic of Italy in accordance with the provisions on the recognition of foreign judgements contained in Title IV, Articles 64-71 of Law no. 218/1995, and subject, among other things, (i) to the absence of a conflicting judgement by an Italian court or of an action pending in Italy among the same parties and arising from the same facts and circumstances and started before the U.S. proceedings, and (ii) to the Italian courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, and that enforcement would not violate Italian public policy. In general, the enforceability in the Republic of Italy of final judgements of U.S. courts would not require retrial in Italy, subject to the decision of the competent court of appeal ascertaining the existence of the aforementioned requirements and subject to challenge by the other party.

3.1.10	Pursuant to certain conventions concerning jurisdiction and/or recognition and enforcement of foreign judgements to which Italy is a party the taking of proceedings against the Guarantor with respect to any subject matter arising from the Transaction Documents in one jurisdiction may limit the right to take proceedings with respect to the same subject matter in another jurisdiction. Subject to the application of Law no. 218/1995, there is no provision of Italian law that would render service of process effected in the manner set forth in the Transaction Documents invalid with respect to legal proceedings in United States; in addition, as to the service of process regime, the Republic of Italy is a party to the Hague Convention of November 15, 1965.

3.1.11	The Guarantor is not entitled to immunity based on sovereignty or otherwise in respect of its obligations under the Transaction Documents.

Qualifications

4.1	It should be understood that (i) the opinions expressed in paragraphs 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.6 above are based upon our examination of the Documents listed in the Schedule, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts, statements of foreign law, in particular of the laws of the State of New York and Luxembourg, or the reasonableness of any statements of opinion, contained in any of the Documents, or that no material facts have been omitted from them and express no opinion with respect thereto.

4.2	This opinion is subject to the qualification that enforcement may be limited by (a) bankruptcy, insolvency, liquidation, reorganisation and mandatory provisions of Italian law relating to or affecting the rights of creditors in general, and (b) rights of acceleration, if any, and the availability of equitable remedies under applicable laws.

4.3	Legislative Decree No. 310 of 28 December 2004 (the “Legislative Decree 310/2004”), entered into force on 14 January 2005, amended Article 2412 of the Italian Civil Code, to the effect that the limits set forth therein and applicable to the issuance of bonds by Italian companies are also applicable to bonds issued by Italian companies outside of Italy, and to bonds issued by the subsidiaries or controlling companies of such Italian company if traded in Italy, subject to the implementing regulations to be adopted by the Ministry of Economy and Finance and the Ministry of Justice, upon the proposal of Consob. Companies with shares listed on a regulated market (mercato regolamentato) are not subject to limits in the issuance of bonds, to the extent the latter are destined to be listed on the same or another regulated market (mercato regolamentato). Although: (1) the Ministry of Economy and Finance and the Ministry of Justice have not yet adopted the regulations implementing Article 2412 of the Italian Civil Code, as amended, and no draft is publicly available for review; (ii) no official or dominant interpretation or case-law is available under the new regime; (iii) commentators agree on the fact that the new provisions under Article 2412 of the Italian Civil Code, as amended, are not very clearly worded; it seems reasonable that, to the extent (a) Telecom Italia continues to have its shares listed on a regulated market (mercato regolamentato), and (b) the Exchange Notes are destined to be listed on a regulated market (mercato regolamentato), no additional limits as per Article 2412 of the Italian Civil Code, as amended, are applicable to the issuance by the Issuer of the Exchange Notes as a consequence of Legislative Decree 310/2004.

4.4	In relation to paragraph 3.1.5, it should be noted that payments of sums, including principal, premium, if any, and interest, may be legally carried out and freely transferred out of the Republic of Italy subject to compliance with applicable laws preventing usury (Law No. 108 of March 7, 1996, as amended) and money-laundering (Law Decree No. 143 of 3 May 1991, converted by Law No. 197 of 5 July 1991, as amended).

4.5	Any provision contained in any of the Transaction Documents purporting to require a party to indemnify another against the damages suffered by the latter as a result of a default of the former is subject to (i) Article 1223 of the Italian Civil Code, providing that damages payable as a result of a breach of contract are constituted by two elements: (a) actual loss (danno emergente) and (b) loss of profit (lucro cessante) (in both cases only in so far as they are an immediate and direct consequence of the breach), and (ii) Article 1225 of the Italian Civil Code, providing that, except in the case of a breach of contract caused by wilful misconduct (dolo), the liability of a party is limited to those damages which were foreseeable at the time the contract was entered into. Furthermore, according to Article 1229 of the Italian Civil Code, clauses providing for limitation of liability in case of wilful misconduct or gross negligence are not enforceable under Italian law.

4.6	Any provision contained in any of the Transaction Documents purporting to require a party to indemnify another person against the costs or expenses of proceedings in Italian courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded the costs or expenses incurred by it in connection therewith.

4.7	Italian law recognises the ability of an Italian court to issue a judgement requiring the payment by the debtor of a sum determined in a foreign currency; provided that, if a judgement is rendered against an Italian debtor for a payment of a sum in a foreign currency, pursuant to Article 1278 of the Italian Civil Code, the debtor will have the right to pay in Euro at the exchange rate prevailing on the day when the sum was due and at the place agreed for payment. In this connection, although there are no specific provisions in the Italian Civil Code, in the event of late payment of a debt expressed in a foreign currency, if the Italian debtor chooses to convert his or her debt into Euro, he or she shall also pay both any interest accrued on the amount as a result of late payment and any difference between the exchange rate on the day when the payment was due and that prevailing on the date payment is actually made.

4.8	Where any party to any of the Transaction Documents is vested with discretion or may determine a matter in its opinion, Italian law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds, and such law may as a matter of public policy be applied by the Italian courts notwithstanding that the law governing the Transaction Documents is stated to be the law of the State of New York.

4.9	Any provision of the Transaction Documents providing that any calculation or certification will be conclusive and binding will not be effective if such calculation or certificate is fraudulently made or given and will not necessarily prevent judicial enquiry by the Italian courts into the merits of any claim by any party thereto.

4.10	Enforcement of rights provided for in the Transaction Documents, including the Guarantee, may be limited by prescription or by lapse of time or may become subject to defences of set-off (save where specifically excluded) or counterclaim or may be invalidated by reasons of fraud.

4.11	We express no opinion as to whether any specific performance remedy, injunctive relief or precautionary measures would be available in respect of any breach by the Guarantor of its obligations under the Transaction Documents, as such grants are subject to the discretion of the court.

4.12	We express no opinion as to any party to the Transaction Documents other than the Guarantor.

4.13	We express no opinion as to tax matters.

Reliance

5.1	This opinion is effective only as of the date hereof. This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, referred to in the Schedule to this opinion and on the basis of the laws of Italy in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion.

5.2	Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws.

5.3	This opinion is furnished to you in connection with the filing of the Form F-4 Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

5.4	We consent to the filing of this opinion as an exhibit to the Form F-4 Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Form F-4 Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully.

GIANNI, ORIGONI, GRIPPO & PARTNERS

/s/ Gianni, Origoni, Grippo & Partners

SCHEDULE

1.	A copy of the By-laws of Telecom Italia S.p.A. approved by the extraordinary shareholders’ meeting on April 7, 2005, certified by the Secretary to the Board of Directors of Telecom Italia S.p.A. as of June 13, 2005.

2.	A copy of the certificate relating to Telecom Italia S.p.A., issued by the Register of Enterprises at the Chamber of Commerce of Milan, dated June 13, 2005.

3.	A copy of the officer’s certificate issued on June 13, 2005 by the Secretary to the Board of Directors of Telecom Italia S.p.A., concerning the resolutions relating to the Guarantee adopted by the Board of Directors’ meeting of the Guarantor on May 9, 2005.

4.	The Registration Rights Agreement dated September 28, 2004 (the “Registration Rights Agreement”) between the Issuer and the Guarantor, on the one side, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch International and Morgan, Stanley & Co. Incorporated as the Initial Purchasers on the other side.

5.	The Indenture dated October 6, 2004 (the “Indenture”) and the First Supplemental Indenture dated October 6, 2004 (the “First Supplemental Indenture”) between the Issuer, the Guarantor and the Trustee.

6.	The Form F-4 Registration Statement relating to the offer to exchange the Initial Notes for the Exchange Notes, filed on the date hereof.

7.	Forms of Exchange Notes including the Guarantee, set out as Exhibits no. 4.5, 4.6 and 4.7 to the Form F-4 Registration Statement.